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                                                                  EXHIBIT (a)(3)

                             CMS ENERGY CORPORATION

                              OFFER TO EXCHANGE NEW
                    3.375% CONVERTIBLE SENIOR NOTES DUE 2023
                                       FOR
                           ANY AND ALL OUTSTANDING OLD
                    3.375% CONVERTIBLE SENIOR NOTES DUE 2023


  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 9, 2004, UNLESS EXTENDED (THE "EXPIRATION DATE"). OLD NOTES TENDERED IN THE
   EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Holders and Depository Trust Company Participants:

         We are enclosing herewith the materials listed below relating to the offer by CMS Energy Corporation, a Michigan corporation (the "Company"), to exchange its 3.375% Convertible Senior Notes due 2023 (the "new notes"), for a like principal amount of old outstanding 3.375% Convertible Senior Notes due 2023 (the "old notes"), respectively, upon the terms and subject to the conditions set forth in the Company's Offering Memorandum, dated November 9, 2004, and the related Letter of Transmittal (which together constitute the "Exchange Offer").

        Enclosed herewith are copies of the following documents:

        1.     Offering Memorandum dated November 9, 2004;

        2. Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines); and

        3.     Notice of Guaranteed Delivery.

         We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date unless extended.

         The Exchange Offer is not conditioned upon any minimum number of old notes being tendered.

         The Company will not pay any fee or commissions to any broker or dealer or to any other persons (other than Morrow & Co. Inc. (the "Information Agent") and J.P. Morgan Trust Company, N.A., the exchange agent, in connection with the solicitation of tenders of old notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of old notes to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

         Additional copies of the enclosed material may be obtained from the Information Agent.